Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form F-1 of Bon Natural Life Limited of our report dated January 27, 2025, with respect to the consolidated balance sheets of Bon Natural Life Limited and its subsidiaries as of September 30, 2024 and 2023 and related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended September 30, 2024, 2023 and 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

February 18, 2025